EXHIBIT 21

Subsidiaries of T.A.G. Acquisitions Ltd.

Name of Subsidiary	Jurisdiction

Waydell 32-38 LLC	New Jersey

Creekside by TAG LLC	Georgia

Tall Pines by TAG LLC	Georgia